Exhibit 99.1

ARRAY TECHNOLOGIES ANNOUNCES PLANNED CEO RETIREMENT

Albuquerque, NM, November 22, 2021 — Array Technologies, Inc. (Nasdaq: ARRY) (“Array”), one of the world’s largest providers of utility-scale solar tracking technology, today announced that Jim Fusaro, Chief Executive Officer, has informed the board of his intent to retire from the company on or before December 31, 2022. The Board of Directors is engaged in a search to identify Mr. Fusaro’s successor.

“It has been a privilege to lead Array over the past four years, but the time is right for me to think about spending more time with my family. I am incredibly proud of what we are doing as a company. By bringing great products to market and maintaining a relentless focus on our customers, we have become the U.S. market leader. We successfully navigated an extraordinarily challenging supply chain environment brought on by the pandemic. And now with the acquisition of STI, we have created the global leader in trackers” said Mr. Fusaro.

Mr. Fusaro added, “I am also grateful for the tremendous contributions that my leadership team has made to Array’s success. They are a talented and highly motivated group that has the skills necessary to lead the company into the next phase of its growth. Over the next year, I will continue to drive our core goals of market share growth, margin improvement and international expansion as well as the operational integration of STI. I also plan to work closely with my successor to ensure a smooth transition once he or she is named and ensure the company’s strategic initiatives stay the course.”

“On behalf of the Board of Directors, I would like to thank Jim for his continued contributions to Array. His tenure has brought growth to Array’s revenues from approximately $300 million to nearly $1 billion in just four years. His engineering and operations expertise were the foundation for our explosive growth and under his stewardship Array continues to be the global leader in our industry. We look forward to continuing to work with him as he supports the search for, and transition to, his successor over the coming year,” said Brad Forth, Chairman of the Board of Directors at Array.

About Array Technologies

Array Technologies (NASDAQ: ARRY) is a leading American company and global provider of utility-scale solar tracker technology. Engineered to withstand the harshest conditions on the planet, Array’s high-quality solar trackers and sophisticated software maximize energy production, accelerating the adoption of cost-effective and sustainable energy. Founded and headquartered in the United States, Array relies on its diversified global supply chain and customer-centric approach to deliver, commission, and support solar energy developments around the world, lighting the way to a brighter, smarter future for clean energy. For more news and information on Array, please visit arraytechinc.com.